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                                                                    EXHIBIT 4.71

                              ECHINAMOBILE LIMITED

                             STOCKHOLDERS AGREEMENT

                                 APRIL 20, 2007


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                              ECHINAMOBILE LIMITED

                             STOCKHOLDERS AGREEMENT

     This STOCKHOLDERS AGREEMENT (this "AGREEMENT") is entered into as of April 20, 2007, by and among eChinaMobile Limited, a limited liability company incorporated under the laws of the British Virgin Islands (the "COMPANY"), eChinaCash, Inc., a Delaware corporation ("ECHINACASH"), Linktone Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("LINKTONE"), and any other stockholder or option holder who from time to time becomes party to this Agreement by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A. EChinaCash, Linktone and any other stockholder who may join this agreement are each sometimes referred to herein individually as a "STOCKHOLDER" and collectively as "STOCKHOLDERS".

                                    RECITALS

     WHEREAS, eChinaCash and Linktone constitute all of the current stockholders of the Company.

     WHEREAS, the Company, eChinaCash and Linktone have entered into a Stock Purchase and Subscription Agreement dated as of April 20, 2007 (the "PURCHASE AGREEMENT") pursuant to which (i) eChinaCash has agreed to sell to Linktone 49,000 shares of Common Stock US $1.00 par value per share of the Company ("COMMON STOCK") and (ii) the Company has agreed to issue to Linktone shares of Common Stock.

     WHEREAS, it is a condition to the obligations of the parties to the Purchase Agreement to consummate the transactions contemplated thereby that the Company, eChinaCash and Linktone enter into this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

     1.1. CERTAIN DEFINITIONS. All capitalized terms used herein and not defined below shall have the meanings set forth in the Purchase Agreement. The following terms shall have the following respective meanings:

     "AFFILIATE" means, with respect to any Person, any of (a) a director, officer, member, employee or stockholder holding 5% or more of the capital stock (on a fully diluted basis) of


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such Person, (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such person) and (c) any other Person that, directly or indirectly through one or more intermediaries, control, or is controlled by, or is under common control with, such first Person. The term "CONTROL" includes, without limitation, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "AGREEMENT" has the meaning set forth in the Preamble of this Agreement.

     "CAPITALIZATION INFORMATION" has the meaning set forth in Section 7.2.

     "CERTIFICATE OF INCORPORATION" means the Company's Certificate of Incorporation, as it may be amended or restated from time to time.

     "COMMISSION" means the United States Securities and Exchange Commission.

     "COMMON STOCK" has the meaning set forth in the recitals of this Agreement.

     "COMPANY" has the meaning set forth in the Preamble of this Agreement.

     "CO-SALE RIGHT" has the meaning set forth in Section 5.1(c) of this Agreement.

     "CO-SALE RIGHT NOTICE" has the meaning set forth in Section 4.1(b) of this Agreement.

     "ELECTION NOTICE" has the meaning set forth in Section 4.1(c) of this Agreement.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "FULLY-EXERCISING INVESTOR" has the meaning set forth in Section 4.1(d) of this Agreement.

     "HOLDER" means (i) any of the Stockholders holding Registrable Securities or (ii) any person holding Registrable Securities to whom the registration rights under this Agreement have been transferred in accordance with Section
2.13 hereof.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 2.10(c) of this Agreement.

     "INDEMNIFYING PARTY" has the meaning set forth in Section 2.10(c) of this Agreement.

     "INITIAL PUBLIC OFFERING" means the Company's first registered offering of its Shares solely for cash, other than a registration (i) on Form S-8 or any successor form, (ii) with respect to any employee benefit plan, or (iii) solely in connection with a Rule 145 transaction under the Securities Act.

     "INITIATING HOLDERS" means Holders holding not less than 35% of the Registrable Securities.


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     "INVESTOR ELECTION NOTICE" has the meaning set forth in Section 5.1(b) of this Agreement.

     "INVESTOR REGISTRATION EXPENSES" means the reasonable, out-of-pocket costs and expenses incurred by the Holders whose Registrable Securities are included in a registration pursuant to the Registration Sections; including one counsel for the Holders; provided that the definition of Investor Registration Expenses shall not include, and in no event shall the Company have any responsibility to reimburse the Holders or pay for (i) any Selling Expenses, or (ii) more than US $50,000 in any registration pursuant to the Registration Sections in which the Company is represented by a national law firm.

     "LOSSES" has the meaning set forth in Section 2.10 of this Agreement.

     "MARKET STAND-OFF" has the meaning set forth in Section 2.14(a) of this Agreement.

     "NEW ISSUANCE NOTICE" has the meaning set forth in Section 4.1(c) of this Agreement.

     "NEW SECURITIES" has the meaning set forth in Section 4.1(b) of this Agreement.

     "PERMITTED TRANSFEREE" has the meaning set forth in Section 5.1(d) of this Agreement.

     "PERSON" shall be construed broadly and shall include an individual, a general partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental authority (or any department, agency, or political subdivision thereof) or any other person or entity.

     "PROPORTIONATE PERCENTAGE" has the meaning set forth in Section 4.1(a) of this Agreement.

     "PUBLIC OFFERING" means a sale of securities to the public in an offering pursuant to an effective registration statement filed with the Commission pursuant to the Securities Act, provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

     "PURCHASE AGREEMENT" has the meaning set forth in the Recitals of this Agreement.

     "QUALIFIED IPO" means the sale, in a firm commitment underwritten Public Offering, of shares of Common Stock, which results in net proceeds to the Company of not less than US $75,000,000.

     "REFUSED SECURITIES" has the meaning set forth in Section 4.1(d) of this Agreement.

     The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement by the Commission.


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     "REGISTRATION EXPENSES" means all expenses incurred by the Company in complying with the Registration Sections hereof, including, without limitation, all registration, qualification, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, escrow fees, the fees and expenses of counsel for the Company, including the expenses (as limited by Section 2.8 hereof) of any special audits or "cold comfort" letters incident to or required by any such registration (but excluding the compensation of regular employees of the Company that shall be paid in any event by the Company), provided that the definition of Registration Expenses shall not include, and in no event shall the Company have any responsibility to reimburse the Holders or pay for, any Selling Expenses.

     "REGISTRATION SECTIONS" has the meaning set forth in Section 2.4 of this Agreement.

     "REGISTRABLE SECURITIES" means the Shares and any shares of common stock of the Company issued or issuable in respect of the Shares upon any stock split, stock dividend, recapitalization or similar event; provided, that, the Shares or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold or saleable in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

     "RESTRICTED SECURITIES" means the securities of the Company required to bear the legend set forth in Section 2.1 of this Agreement.

     "RIGHT OF FIRST OFFER" has the meaning set forth in Section 4.1(a) of this Agreement.

     "ROFR NOTICE" has the meaning set forth in Section 5.1(a) of this Agreement.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SELLING EXPENSES" means all underwriting discounts, selling commissions and stock transfer taxes applicable to the offering and sale of the securities registered by the Holders.

     "SHARES" means the issued and outstanding capital stock of the Company.

     "SELLING STOCKHOLDER" has the meaning set forth in Section 3.1 of this Agreement.

     "STOCKHOLDERS" has the meaning set forth in the Introduction of this Agreement.

     "TRADE SALE" has the meaning set forth in Section 3.1 of this Agreement.

     "TRANSFER" has the meaning set forth in Section 2.1 of this Agreement.

     "TRANSFER SHARES" has the meaning set forth in Section 5.1(a) of this Agreement.


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     1.2. INTERPRETATION. Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. The words "include or including" shall mean including without limitation based on the item or items listed. The headings to articles and sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, references to Sections, Schedules and Exhibits mean the Sections, Schedules and Exhibits of this Agreement. The Schedules and Exhibits are hereby incorporated by reference into and constitute a part of this Agreement.

                                   ARTICLE 2

              RESTRICTIONS ON TRANSFERABILITY; REGISTRATION RIGHTS

     2.1. RESTRICTIONS. The Shares held by the Stockholders shall not be sold, assigned, transferred, pledged or disposed of in any way (whether by operation of law or otherwise) (each, a "TRANSFER") without the prior written consent of the non-Transferring Party, other than in accordance with the procedures for Transfer described herein or to a Permitted Transferee. Each Stockholder shall cause any proposed purchaser, assignee, transferee or pledgee of Shares to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

     2.2. RESTRICTIVE LEGEND. Each certificate representing the Shares, and any other securities issued in respect to the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 2.3 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION.

     THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A STOCKHOLDERS AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDERS, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."

     2.3. NOTICE OF PROPOSED TRANSFERS. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.3. Prior to any proposed sale, assignment, transfer, pledge or hypothecation of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership, (ii) transactions involving the distribution without consideration of Restricted Securities by a Holder to any of its partners or members, or retired partners or members, or to the


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estate of any of its partners or members or retired partners or members, (iii)
any transfer to any Affiliate of a Holder or (iv) transactions in compliance with Rule 144), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, sale, assignment, pledge or hypothecation. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment, pledge or hypothecation in sufficient detail, and shall be accompanied, at such holder's expense by either (i) an unqualified written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company and addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above (including Restricted Securities the transfer of which is described in the parenthetical of the first sentence of this Section) provided shall bear, except if such transfer is made pursuant to Rule 144 or an offering registered under the Securities Act, the appropriate restrictive legend set forth in Section 2.2 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder (if required above) and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

     2.4. REGISTRATION OF SHARES. Pursuant to the terms of Sections 2.5, 2.6, and 2.7 of this Agreement (collectively the "REGISTRATION SECTIONS"), the Company makes certain commitments to register the Registrable Securities for the benefit of the Holders. Notwithstanding the terms of the Registration Sections, it is agreed that the Holders have the rights specified under the Registration Sections solely with respect to the registration of Registrable Securities. Prior to the effective time of any such registration, the Holders may retain their Shares in whatever form they are held and, notwithstanding the exercise of any registration rights, will not be obligated to convert their Shares into Registrable Securities unless and until the subject registration is effective.

     2.5. DEMAND REGISTRATION.

          (a) Demand Registration. If the Company receives from the Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to issued Registrable Securities, the Company shall (i) within ten (10) days of the receipt by the Company of such request, give written notice of the proposed registration, qualification or compliance to all other Holders and (ii) as soon as practicable, use its commercially reasonable efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations). The subject registration, qualification or compliance shall be made so as to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities held by the Initiating Holders, in the form of common stock, as are specified in such request, together with all or such portion of


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the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request, received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, that, the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.5(a):

               (i) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

               (ii) In any event after two such requests have been made; provided, that, a registration requested pursuant to this Section 2.5 shall not be deemed to have been effected for the purposes of this Section 2.5(a)(ii) unless (i) it has been declared effective by the SEC, (ii) it has remained effective during such period as required by the SEC to effect the offering of all common stock registered pursuant to such registration, and (iii) the offering of common stock pursuant to such registration has been completed;

               (iii) If the Company furnishes to such Holders a certificate signed by a duly authorized officer of the Company stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to register, qualify or comply under this Section 2.5 shall be deferred for a period not to exceed ninety (90) days from the date of receipt of written request from the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other Shares during such twelve (12) month period; or

               (iv) prior to the completion of a Qualified IPO.

          (b) Underwriting. In the event that a registration pursuant to this
Section 2.5 is for a registered public offering involving an underwriting, the Initiating Holders shall notify the Company of such fact and the Company shall so advise the Holders as part of the notice given pursuant to Section 2.5(a). In such event, the right of any Holder to participate in the registration pursuant to this Section 2.5 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 2.5, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein. The Company shall be entitled to participate in an underwritten offering on the terms set forth herein.

     The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in reasonable and customary form with the managing underwriter selected for such underwriting by the Initiating Holders holding a majority of the Registrable Securities held by such Initiating Holders and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.5, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all


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Holders of Registrable Securities, and the number of shares of Registrable
Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Shares excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any holder to the nearest 100 shares.

     If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders no later than ten (10) business days prior to the date the registration is declared effective. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to 90 days after the effective date of the registration statement relating thereto.

     2.6. REGISTRATION ON FORM S-3 OR FORM F-3.

          (a) If any Holder or Holders request that the Company file a registration statement on Form S-3 or Form F-3 (or any successor form to Form S-3 and Form F-3) for a public offering of Registrable Securities, the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would be at least US $5,000,000, and the Company is a registrant entitled to use Form S-3 or Form F-3, the Company shall
(i) promptly give written notice of the proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and (ii) use its commercially reasonable efforts to cause the number of shares of such Holder or Holders' Registrable Securities to be registered on such form for the offering and to cause such Registrable Securities to be qualified in such jurisdictions as the Holder or Holders may reasonably request. After the Company's Initial Public Offering of its securities, the Company shall use its commercially reasonable efforts to qualify for Form S-3 or Form F-3 registration or a similar short-form registration. The provisions of Section 2.5(b) shall be applicable to each registration initiated under this Section 2.6.

          (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 2.6:

               (i) more than twice in any twelve (12) month period;

               (ii) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

               (iii) during the period starting with the date one hundred eighty
(180) days prior to the Company's estimated date of filing of, and ending on the date six months immediately following, the effective date of any registration statement pertaining to securities of


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the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); provided, that, the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;

               (iv) prior to six months after a Qualified IPO; or

               (v) if the Company furnishes to such Holder a certificate signed by a duly authorized officer of the Company stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company or its stockholders for registration statements to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days from the receipt of the request to file such registration by such Holder.

     2.7. PIGGYBACK REGISTRATION.

          (a) Notice of Registration. If, at any time or from time to time, the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders other than Holders pursuant to Section 2.5 or 2.6 hereof, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Rule 145 transaction, the Company shall:

               (i) give to each Holder at least thirty (30) days prior written notice thereof; and

               (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within thirty (30) days after receipt of such written notice from the Company by any Holder, but only to the extent that such inclusion will not diminish the number of securities included by the Company or by holders of the Company's securities who have demanded such registration.

          (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.7(a). In such event, the right of any Holder to registration pursuant to this Section 2.7 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in reasonable and customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.7, if the managing underwriter determines that marketing factors require a limitation of the number of shares of Common Stock to be underwritten, the managing underwriter may limit the number of Common Stock to be included in the registration and underwriting, on a pro rata basis based on the total number of securities (including, without limitation, Registrable Securities) entitled to registration pursuant to registration rights granted to the participating Holders by the Company. The number of shares of


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securities that may be included in the registration and underwriting shall be allocated as follows: (i) first, to the Company, (ii) second, to the Holders proposing to distribute their securities through such underwriting, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders, and (iii) third, to any other stockholders of the Company (other than Holders) on a pro rata basis. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder or other stockholder to the nearest 100 shares. If any Holder or other stockholder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter no later than ten (10) business days prior to the date that the registration statement for the subject underwriting is declared effective. Any securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from such registration and shall not be transferred in a public distribution prior to 90 days after the effective date of the registration statement relating thereto.

          (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.7 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration, without prejudice, however, to the rights of the Holders immediately to request that such registration be effected as a registration under Section 2.5 to the extent permitted thereunder.

          (d) Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.5 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this
Section 2.7.

     2.8. EXPENSES OF REGISTRATION.

          (a) All Registration Expenses and Investor Registration Expenses incurred in connection with any registration pursuant to the Registration Sections shall be borne by or reimbursed by, the Company, as applicable; provided, that the Company shall not be required to pay the Registration Expenses or Investor Registration Expenses of any registration proceeding begun pursuant to Section 2.5, the request of which has been subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.5 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.5.


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          (b) Notwithstanding the foregoing, all Selling Expenses, except for the payment of any applicable transfer taxes, relating to securities registered on behalf of the Holders shall be borne by the Holders of the Registered Securities included in such registration pro rata on the basis of the number of shares so registered. Any transfer tax expense shall be borne by the Holder obligated to pay such transfer tax to the applicable governmental entity.

     2.9. REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this ARTICLE 2, the Company shall keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company shall:

          (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the registration statement has been completed;

          (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

          (c) Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that, the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

          (d) Notify each Holder holding Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

          (e) Use its commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that the Holder's Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders of the Registrable Securities covered by the applicable registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) subject to applicable accounting standards a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders of the Registrable Securities covered by the applicable registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

          (f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, if required, in each case not later than the effective date of such registration.

          (g) To the extent a request for registration is made under Section 2.5 and the Initiating Holders request that the Company file an automatic shelf registration statement on Form F-3 or S-3, the Company, if an eligible "well known seasoned issuer" as defined in Rule 405 under the Securities Act, shall file an automatic shelf registration statement which covers those Registrable Securities which are requested to be registered (or an appropriate prospectus supplement to such automatic shelf registration statement if one has already been filed). The Company shall use its commercially reasonable efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective. If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold. If the applicable automatic shelf registration statement has been outstanding for at least three (3) years, at the end of the third year the Company shall refile a new automatic shelf registration statement covering the Registrable Securities, to the extent any Registrable Securities remain unsold. If at any time when the Company is required to re-evaluate its "well known seasoned issuer" status the Company determines that it is not a "well known seasoned issuer", the Company shall use its commercially reasonable best efforts to refile the shelf registration statement on Form F-3 or S-3 and, if such form is not available, on Form F-1 or S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

     2.10. INDEMNIFICATION.

          (a) The Company shall indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance effected pursuant to the Registration Sections, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against any and all expenses, claims, losses, fees (including reasonable attorney's fees) damages or liabilities, joint or several (or actions in respect thereof) (individually "LOSS" and collectively "LOSSES"), including any of the foregoing incurred in settlement of any litigation (which settlement must be approved by the Company, and which approval may not be unreasonably withheld), commenced or threatened, arising out of or based on or in respect of any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus (whether preliminary, final or summary), offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation (or alleged violation) by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance in each case pursuant to the Registration Sections and the Company shall reimburse each such Holder, each of its officers and directors, and each person controlling such Holder and each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending against any such Loss, as such expenses are incurred, provided, that (i) such indemnity shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld) and (ii) the Company shall not be liable in any such case to the extent that any such Loss arises out of or is based on or in respect of any untrue statement or alleged untrue statement or omission or alleged omission is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder, controlling person or underwriter and specifically for use therein; and with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, this indemnity shall not inure to the benefit of any underwriter (or to the benefit of any person controlling any underwriter within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) to the extent that any such Loss of such underwriter or any person controlling such underwriter results from the fact that such underwriter sold shares of Common Stock to a person to whom there was not sent or given by such underwriter or on such underwriter's behalf at or prior to the written confirmation of the sale of such shares of Common Stock to such person, a copy of the prospectus (as then amended or supplemented), if required by law so to have been delivered, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such Loss. This indemnity will be in addition to any liability which the Company may otherwise have.

          (b) To the extent permitted by law and if so requested by the Company, each Holder shall, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against any and all Losses arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending against any such Loss, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein. In no event shall any indemnity under this
Section 2.10(b) exceed the proceeds from the offering received by such Holder.

          (c) Each party entitled to indemnification under this Section 2.10 (each, an "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.10 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action.

          (d) If the indemnification provided for in this Section 2.10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall, to the extent permitted by applicable law, contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the untrue statement or omission or alleged untrue statement or omission that resulted in such Loss, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that that in no event (i) shall any contribution by a Holder hereunder exceed the proceeds from the Offering received by such Holder and (ii) shall any person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

          (e) The obligations of the Company and Holders under this Section 2.10 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     2.11. INFORMATION BY HOLDER. The Holder or Holders holding Registrable Securities included in any registration shall furnish promptly to the Company such information regarding such Holder or Holders, the Registrable Securities and Common Stock held or beneficially owned by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this ARTICLE 2.

     2.12. RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Company's securities to the public without registration, after such time as a public market exists for the Shares, the Company agrees to use its best efforts to:

          (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act.

          (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements).

          (c) Furnish to Holders owning not less than 25% of the Registrable Securities forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission that permits the selling of any such securities without registration.

     2.13. TRANSFER OF REGISTRATION RIGHTS. Notwithstanding anything contained herein to the contrary (including, without limitation, any provision relating to the transfer of Registrable Securities, generally) the rights to cause the Company to register securities granted to Holders under the Registration Sections may be transferred only (A) to a transferee or assignee who is any Person who, after giving effect to such acquisition, holds at least 10% of the Shares, or (B) to an Affiliate of any Holder in connection with a distribution of the Shares or held by such Holder in accordance with the partnership agreement or other governing document applicable to such Holder and in each case only to the extent transfer is permitted pursuant to Section 2.3; provided, however, that such transferee or assignee does not, directly or indirectly, compete with the Company's business as determined in good faith by the Company's Board of Directors.

     2.14. LOCK-UP AGREEMENT.

          (a) Lock-Up Period; Agreement. In connection with the Initial Public Offering or any other registered public offering of the Company's securities and upon request of the Company or the underwriters managing such offering of the Company's securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company held immediately prior to the effectiveness of the registration statement for such offering (other than such securities included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days from the effective date of such registration) as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the registered offering (the "MARKET STAND-OFF"). The Market Stand-Off shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act. Any new, substituted or additional securities that are by reason of any recapitalization or reorganization distributed with respect to securities of any Holder shall be immediately subject to the Market Stand-Off.

          (b) Limitations. The Market Stand-Off shall apply to the Registrable Securities of the Holders only in the event and to the extent that all officers, directors and Stockholders enter into similar agreements and if any such person, or any Holder is released from such obligations, all Holders shall be released from their respective obligations under Section 2.14(a) on a pro-rata basis.

          (c) Stop-Transfer Instructions. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the Market Stand-Off).

          (d) Transferees Bound. In addition to any restrictions on transfer contained herein, each Holder agrees that prior to the Initial Public Offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by the Market Stand-Off, provided, that this Section 2.14(d) shall not apply to transfers pursuant to a registration statement.

     2.15. NO REGISTRATION RIGHTS TO THIRD PARTIES. Without the prior written consent of the Stockholders holding two-thirds of the Shares, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any nature relating to any securities of the Company which are superior to, or on a parity with, those granted to the Stockholders.

     2.16. TERMINATION OF RIGHTS. The rights of any and all Holders to cause the Company to register securities under the Registration Sections, including such rights set forth in this ARTICLE 2 (except with respect to the indemnification provisions of Section 2.10, which shall survive), shall terminate and be of no further force or effect immediately upon the earlier of (i) the date on which all Registrable Securities have been sold pursuant to one or more Trade Sales, and (ii) the date on which all Registrable Securities may be sold without registration or other restrictions or limitations pursuant to Rule 144 under the Securities Act.

                                    ARTICLE 3

                                DRAG-ALONG RIGHT

     3.1. DRAG-ALONG RIGHT. If at any time after the date of this Agreement a Selling Stockholder who owns at least 30% of the Shares (a "SELLING STOCKHOLDER") desires to sell all of the Shares owned by way of a Trade Sale, and if such Selling Stockholder so requests that the other Stockholders sell their Shares in such Trade Sale, then each of the other Stockholders shall consent to, participate in and sell their Shares in such Trade Sale, and shall use their commercially reasonable efforts to cause all other stockholders of the Company to consent to, enter into any agreement in connection with, and participate in, such Trade Sale; provided that (i) the Selling Stockholder has approved the terms and conditions of such Trade Sale and will participate in such Trade Sale, (ii) the terms and conditions, including without limitation, the consideration payable with respect to each Share in each class or series as a result of such Trade Sale, are the same (except for cash payments in lieu of fractional shares payable to the Selling Stockholders) as for each other Share in such class or series; (iii) each class and series of Shares of the Company shall be entitled to receive the same form of consideration as a result of such Trade Sale as that received by each other class or series of shares; and (iv) the valuation of the Company pursuant to the proposed Trade Sale shall be no less than US $30,000,000. For purposes of this Agreement, "TRADE SALE" means either (i) a merger, consolidation or other business combination of the Company with or into any other business entity in which the stockholders of the Company immediately after such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity, (ii) the sale, lease, transfer or other disposition of all or substantially all of the Company's assets (including the sale or exclusive licensing of substantially all of the intellectual property assets of the Company or to a third party), or (iii) the sale, pledge, transfer or other disposition of a majority of Company's outstanding voting shares.

     3.2. STOCKHOLDER MEETING. In the event such transaction is to be brought to a vote at a stockholder meeting, each of Stockholder agrees:

          (a) to vote (in person, by proxy or by action by written consent, as applicable) all Shares as to which it has beneficial ownership in favor of such Trade Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Trade Sale;

          (b) to refrain from exercising any dissenters' rights or rights of appraisal under applicable law at any time with respect to such Trade Sale;

          (c) to execute and deliver all related documentation and take such other action in support of the Trade Sale as shall reasonably be requested by the Company.

                                    ARTICLE 4

                              RIGHT OF FIRST OFFER

     4.1. RIGHT OF FIRST OFFER.

          (a) Right of First Offer. Subject to the terms and conditions contained in this Section 4.1, the Company hereby grants to each Stockholder the right of first offer to purchase its Proportionate Percentage (as defined below) of any New Securities (as defined below in Section 4.1(b)), that the Company may, from time to time, propose to sell and issue (the "RIGHT OF FIRST OFFER"). Each Stockholder's "PROPORTIONATE PERCENTAGE" for purposes of this Section 4.1 is determined by dividing (x) the sum of the number of Shares then held by such Stockholder by (y) the sum of the total number of Shares then outstanding.

          (b) Definition of New Securities. Except as set forth below, "NEW SECURITIES" means any Shares, whether authorized or not, and rights, options or warrants to purchase Shares, and securities of any type whatsoever that are, or may become, convertible into Shares issued after the date hereof. Notwithstanding the foregoing, "NEW SECURITIES" does not include (i) securities offered to the public generally pursuant to a registration statement under the Securities Act, (ii) securities issued in connection with the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company or its stockholders own not less than a majority of the voting power of the surviving or successor corporation; (iii) any Shares or related options convertible into or exercisable for such Shares issued to employees, leased employees, officers and directors of, and consultants, customers and vendors to, the Company, pursuant to a stock option plan or similar plan of the Company or any arrangement approved by the Board of Directors of the Company; provided, that, such Shares shall not exceed the number of Shares allocated or reserved for issuance under and incentive compensation plan of the Company (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations and the like) or approved by the Company's Board of Directors and/or (iv) stock issued in connection with any stock split, stock dividend or recapitalization by the Company.

          (c) Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give to each Stockholder written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same and the definitive documents for such a financing (a "NEW ISSUANCE NOTICE"). Each Stockholder shall have fifteen (15) days from the date of delivery of any such New Issuance Notice to agree to purchase such New Securities (up to the amount referred to in Section 4.1(a)), for the price and upon the terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (the "ELECTION NOTICE").

          (d) Oversubscription Right. In the event that Election Notices are not received by the Company in respect of all the New Securities subject to the Right of First Offer, the New Securities as to which Election Notices have not been given (the "REFUSED SECURITIES") shall be offered by the Company for sale on a pro rata basis to each Stockholder that delivered an Election Notice with respect to its entire Proportionate Percentage of New Securities pursuant to
Section 4.1 (each, a "FULLY-EXERCISING INVESTOR"). The number or amount of
Refused

Securities offered to each Fully-Exercising Investor shall be equal to the product of (i) the number or amount of Refused Securities, multiplied by (ii) a fraction, the numerator of which is the number of New Securities such Fully-Exercising Investor has elected to purchase and the denominator of which is the sum of New Shares of all of the Fully-Exercising Investors have elected to purchase, and such oversubscription offer shall remain open and irrevocable for a period of 5 days from the date it is delivered by the Company.

          (e) Exercise of Right. If any Stockholder exercises its Right of First Offer hereunder, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within forty-five (45) days after such Stockholder gives notice of such exercise, which period of time shall be extended in order to comply with applicable laws and regulations. Upon exercise of such Right of First Offer, the Company and the Investor shall be legally obligated to consummate the purchase contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

          (f) Lapse and Reinstatement of Right. Subject to the Company's obligation to offer any Refused Securities to Fully-Exercised Investors pursuant to Section 4.1(d), in the event a Stockholder fails to exercise the Right of First Offer provided in this Section 4.1 within the 15-day period after the lapse of such 15-day period set forth in Section 4.1(c) above, the Company shall have one-hundred twenty (120) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell the New Securities not elected to be purchased by such Stockholder at the price and upon terms no more favorable to the purchasers of such securities than specified in the New Issuance Notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said 120-day period (or sold and issued New Securities in accordance with the foregoing within ninety (90) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Stockholders as provided in Section 4.1 above.

     Assignment. The Right of First Offer to purchase any part of the New Securities may only be transferred or assigned in whole or in part in accordance and in compliance with Section 2.3 hereof.

     4.2. TERMINATION OF RIGHTS. The rights set forth in Section 4.1 shall terminate on and be of no further force or effect immediately prior to the effectiveness of the registration statement for a Qualified IPO.

                                    ARTICLE 5

                       RIGHT OF FIRST REFUSAL AND CO-SALE

     5.1. STOCKHOLDER'S RIGHT OF FIRST REFUSAL AND CO-SALE.

          (a) Right of First Refusal. Should a Stockholder propose to sell or otherwise transfer (the "SELLING STOCKHOLDER") all or part of his Shares, the Selling Stockholder shall promptly deliver to the Company and to the other Stockholders not more than sixty (60) days nor less than thirty (30) days prior to the proposed transfer date a notice (the "ROFR NOTICE") stating the terms and conditions of such proposed transfer including, without limitation, the number of Shares (or securities convertible into such Shares) proposed to be sold or transferred (the "TRANSFER SHARES"), the nature of such sale or transfer, and the amount and form of consideration to be paid.

          (b) Notice. The Stockholders shall have the right for fifteen (15) days following receipt of the ROFR Notice, to elect to purchase the Transfer Shares subject to the ROFR Notice, on the terms and subject to the conditions set forth in the ROFR Notice. If any Stockholder elects to purchase Transfer Shares subject to the ROFR Notice, it will provide the selling Stockholder written notice of the election (an "INVESTOR ELECTION NOTICE"). If no Stockholder provides an Investor Election Notice within the 15-day period, the Selling Stockholder shall provide written notice thereof to the other Stockholders, which notice will also provide notice to the Stockholders of their Co-Sale Rights (as defined below) (the "CO-SALE RIGHT NOTICE"). Any sale of Transfer Shares pursuant to this Section 5.1 will take place no later than forty-five (45) days from the date of the ROFR Notice.

          (c) Right of Selling Stockholder. If the Company or any Stockholder exercises its right of first refusal to purchase the Transfer Shares, then, upon the date the notice of such exercise is given by the Company or such Stockholder, and subject to the condition subsequent that such sale is ultimately consummated, the Selling Stockholder shall have no further rights as a holder of such Transfer Shares except the right to receive payment for such Transfer Shares from the Company or such Stockholder in accordance with the terms of this Agreement, and the Selling Stockholder shall forthwith cause all certificate(s) evidencing such Transfer Shares to be surrendered to the Company for cancellation or transfer to such Stockholder.

          (d) Right of Co-Sale. To the extent the Right of First Refusal under
Section 5.1(a) is not exercised by the Stockholders with respect to any proposed sale or transfer of Transfer Shares by any Selling Stockholder, subject to the rights of any Stockholder pursuant to the Stockholders Agreement, the other Stockholders shall have the right (the "CO SALE RIGHT"), exercisable upon written notice to the Company and the Selling Stockholder within fifteen (15) business days of receipt of the Co Sale Right Notice, to participate in the Selling Stockholder's sale of Transfer Shares pursuant to the specified terms and conditions of the Notice. To the extent any Stockholder exercises such Co Sale Right (the "CO-SELLING STOCKHOLDER") in accordance with the terms and conditions set forth below, the number of Transfer Shares which the Selling Stockholder may sell pursuant to the ROFR Notice shall be correspondingly reduced. The Co Sale Right of the Stockholders shall be subject to the following terms and conditions:

               (i) Calculation of Shares. The Selling Stockholder may sell all or any part of that number of Shares equal to the product obtained by multiplying (1) the aggregate number of Transfer Shares covered by the Co Sale Right Notice by (2) a fraction, the numerator of which is the number of Shares at the time owned by such Selling Stockholder and the denominator of which is the sum of (x) the total number of the Company's Shares at the time owned by the Selling Stockholder and (y) the total number of the Company's Shares at the time owned by the Co-Selling Stockholder. Each Co-Selling Stockholder may sell all or any part of that number of Shares equal to the product obtained by multiplying (1) the aggregate number of Transfer Shares covered by the Co Sale Right Notice by (2) a fraction, the numerator of which is the number of Shares at the time owned by such Co-Selling Stockholder and the denominator of which is the sum of (x) the total number of the Company's Shares at the time owned by the Selling Stockholder and (y) the total number of the Company's Shares at the time owned by the Co-Selling Stockholder. The provisions of this Agreement do not confer any Co Sale Rights with respect to any shares of stock or other securities held by the Stockholders that are not Registrable Securities.

               (ii) Delivery of Certificates. The Co-Selling Stockholder(s) shall effect their participation in the sale by delivering to the Selling Stockholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the Shares which the Stockholders elect to sell, which Shares shall be free and clear of any liens or encumbrances.

               (iii) Transfer. The stock certificate or certificates that the Stockholders deliver to the Selling Stockholder pursuant to this Section 5.1 shall be delivered by the Selling Stockholder to the prospective purchaser in consummation of the sale pursuant to the terms and conditions specified in the ROFR Notice, and the Selling Stockholder shall promptly thereafter remit to such Stockholder that portion of the sale proceeds to which such Stockholder is entitled by reason of its participation in such sale by wire transfer of immediately available funds to an account designated by such Stockholder. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Shares from any Stockholder exercising its Co Sale Right hereunder, the Selling Stockholder shall not sell to such prospective purchaser or purchasers any Transfer Shares unless and until, simultaneously with such sale, the Selling Stockholder shall purchase such Shares from such Stockholder for the same consideration and on the same terms and conditions as the proposed transfer described in the ROFR Notice (which terms and conditions shall be no less favorable than those governing the sale to the purchaser by the Selling Stockholder); provided, that, if any part of the consideration shall be in a form other than cash, the Selling Stockholder may purchase such Shares entirely for cash, with the non cash consideration being valued in good faith by the Board of Directors of the Company at fair market value.

               (iv) No Adverse Effect. The exercise or non-exercise of the rights of the Stockholders hereunder to participate in one or more sales of Transfer Shares made by a Selling Stockholder shall not adversely affect their rights to participate in subsequent sales of shares of stock by any Selling Stockholder.

          (e) Permitted Transactions. The provisions of Section 5.1 of this Agreement shall not pertain or apply to:

               (i) any pledge of Shares made by a Selling Stockholder pursuant to a bona fide loan transaction which creates a mere security interest;

               (ii) any bona fide gift to a charitable organization described in
Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; or

               (iii) any non-cash transfer to a Selling Stockholder's ancestors, descendants or spouse or to a trust for their benefit;

     provided, in each case, that the pledgee, transferee or donee shall furnish the Stockholders with a written agreement to be bound by and comply with all provisions of this Agreement applicable to the Selling Stockholder (each a "PERMITTED TRANSFEREE").

     5.2. TERMINATION OF RIGHTS AND RESTRICTIONS. The rights set forth in this
Section 5.1 shall terminate on and be of no further force or effect immediately prior to the effectiveness of the registration statement for a Qualified IPO.

                                    ARTICLE 6

                      AFFIRMATIVE COVENANTS OF THE COMPANY

     The Company hereby covenants and agrees as follows:

     6.1. FINANCIAL INFORMATION. Prior to the closing date of an Initial Public Offering, and so long as any Stockholder, including any Affiliate of such Stockholder, is a holder of not less than 25% of the Shares (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations and the like), the Company shall:

          (a) provide to such Stockholder as soon as practicable after the end of each fiscal year, and in any event within one hundred twenty (120) days thereafter, audited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of national standing selected by the Company;

          (b) provide to such Stockholder, within forty-five (45) days after the end of each calendar month, an unaudited profit or loss statement, schedule as to the sources and application of funds for such calendar month or fiscal quarter, as applicable, and an unaudited balance sheet and a statement of stockholder's equity as of the end of such calendar month or fiscal quarter, as applicable;

          (c) provide to such Stockholder as soon as practicable, but in any event at least 30 days prior to the end of each fiscal year, a budget and strategic business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other operating budgets prepared by the Company; and

          (d) provide to such Stockholder such other information as is reasonably requested.

     6.2. INSPECTION. The Company shall permit each Stockholder owning not less than 25% of the Shares then issued to visit and inspect the Company's properties, to examine its books of account and records, and to discuss the Company's affairs, finances, performance and accounts with the Company's officers, all at such reasonable times as may be requested upon reasonable notice from a qualified Stockholder from time to time.

     6.3. SCOPE OF COVENANTS. The Company's obligations under this ARTICLE 5 of this Agreement will terminate on and be of no further force or effect immediately prior to the effectiveness of the registration statement for a Qualified IPO.

                                    ARTICLE 7

                    AFFIRMATIVE COVENANTS OF THE STOCKHOLDERS

     7.1. NO PURCHASE OF STOCK, OPTIONS OR WARRANTS. Subject to Section 7.5, each Stockholder agrees that, except with the prior consent of the Stockholders holding 75% of the outstanding Common Stock, such Stockholder will not:

          (a) purchase or acquire, either directly or indirectly, any Shares other than pursuant to the terms of this Agreement and the Purchase Agreement; or

          (b) purchase or acquire, either directly or indirectly, any outstanding stock options, warrants, or other securities of Company, or any rights in or to any rights under any stock options, warrants, or other securities of the Company, other than pursuant to the terms of this Agreement and the Purchase Agreement.

     7.2. CONFIDENTIALITY. Each Stockholder acknowledges that the capital structure of Company ("CAPITALIZATION INFORMATION") is confidential and proprietary information, and that each Stockholder received the Capitalization Information in confidence. Each Stockholder further agrees that the Capitalization Information is the exclusive and confidential property of the Company, and shall at all times be regarded, treated, and protected as such in accordance with this Agreement. Except as set forth in this Section 7.2 and in Sections 7.3 and 7.4, no Stockholder shall disclose, either during or after the term of this Agreement, any of the Capitalization Information to any person or entity, and will take all reasonable precautions to prevent inadvertent disclosure of such Capitalization Information. Notwithstanding the foregoing, each Stockholder may disclose the number of outstanding shares of the capital stock of Company and the number and character of Registrable Securities held by such Stockholder as necessary or expedient in connection with such Stockholder's management of financial matters, including matters of taxation.

     7.3. EXCLUSIONS FROM CONFIDENTIALITY. Notwithstanding Section 7.3, each Stockholder is not restricted from disclosing Capitalization Information that:
(a) is publicly known as of the date of this Agreement, (b) becomes publicly known through no wrongful act on the part of Investor, or (c) is disclosed to the Stockholder by a third-party under no legal obligation to keep such information confidential.

     7.4. LEGAL OBLIGATION TO DISCLOSE. If any Stockholder becomes legally obligated to disclose any Capitalization Information, such Stockholder shall give the Company prompt written notice of that fact. No Stockholder shall disclose any such Capitalization Information without first giving the Company 10 business days to consent to the disclosure or notify such Stockholder of Company's intention to seek a protective order or other appropriate remedy; provided, however, such Stockholder may disclose such Capitalization Information on less than 10-days notice to the Company if ordered to do so by any duly authorized state or federal governmental entity or court of law or equity. Each Stockholder shall, at Company's expense, cooperate fully with Company in connection with Company's efforts to obtain a protective order or other appropriate remedy. In the event that Company is unable to obtain a protective order or other appropriate remedy with respect to the Capitalization Information, each Stockholder shall nevertheless use its reasonable best efforts to have the Capitalization Information so required to be disclosed to be treated confidentially.

     7.5. SCOPE OF COVENANTS. Each Stockholder's obligations under this ARTICLE 6 of this Agreement will terminate on and be of no further force or effect immediately prior to the effectiveness of the registration statement for a Qualified IPO.

                                    ARTICLE 8

                  VOTING, COMPANY BOARD AND REVENUE GENERATION

     8.1. BOARD OF DIRECTORS. Each Stockholder hereby agrees that such Stockholder shall, unless such requirement is waived in writing by each other Stockholder, vote, or cause to be voted, all voting securities of the Company over which such Stockholder has the power to vote or direct the voting, and shall take all other reasonably necessary actions within such Stockholder's control (whether in such Stockholder's capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all reasonably necessary actions within its control (including, without limitation, calling special board and stockholder meetings), so that the by-laws (or similar operating agreement) of the Company shall:

          (a) establish the number of members for the board of directors of the Company (the "BOARD OF DIRECTORS") at six (6) members; and

          (b) provide that each director (a "DIRECTOR") shall be entitled to cast one vote with respect to each matter brought before the Board of Directors (or any committee of the Board of Directors) for vote;

          (c) each of eChinaCash and Linktone shall be entitled to elect three
(3) Directors (and to elect their replacements, as applicable);

          (d) provide that a quorum of the Board of Directors shall consist of 3 Directors, at least one of whom shall be a Director appointed by eChinaCash and one of whom shall be a Director appointed by Linktone;

          (e) provide that the Company will be managed by the following officers: a General Manager, a Chief Financial Officer, a Chief Executive Office and a Secretary-Treasurer;

          (f) Linktone shall be entitled to appoint individuals to elect and to fill (and replace as necessary) the positions of General Manager and Chief Financial Officer; and

          (g) eChinaCash shall be entitled to elect and to fill (and replace as necessary) the positions of Chairman, Chief Executive Officer and Secretary -Treasurer.

In the event of any deadlock on a matter to be brought between the Board of Directors, the Chairman shall have the casting vote on the Board of Directors. No action by the Board of Directors shall be valid without the approval (if such action is taken at a meeting of the Board of Directors) or written consent (if such action is taken by way of a written consent of the Board of Directors) of at least one (1) Director elected by eChinaCash and at least one (1) Director elected by Linktone.

     8.2. REVENUE GENERATION. Each Stockholder hereby agrees that such Stockholder shall, unless such requirement is waived in writing by Stockholders owning more than 75% of the Shares, vote, or cause to be voted, all voting securities of the Company over which such Stockholder has the power to vote or direct the voting, and shall take all other reasonably necessary actions within such Stockholder's control (whether in such Stockholder's capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and specifically including such actions by such Stockholder in the capacity as an officer, director, stockholder or otherwise of eChinaCash or Linktone, and the Company shall take all reasonably necessary actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

          (a) eChinaCash shall cause its subsidiary, Beijing eChinaCash Network and Technology Co., Ltd., to grant to the Company the right to advertise on at least two-hundred twenty-four (224) light boxes owned or leased by Beijing eChinaCash Network and Technology Co., Ltd., located at the one-hundred twenty-one (121) Sinopec National Petroleum gas stations described on Exhibit B in and around Shanghai, People's Republic of China.

          (b) to the extent permitted by law or agreement, eChinaCash and/or its subsidiary, Beijing eChinaCash Network and Technology Co., Ltd., shall provide the Company with reasonable access to its database of customer information for use in connection with the Company's marketing efforts (subject to the execution of appropriate confidentiality agreements); provided, however, that eChinaCash and/or its subsidiary, Beijing eChinaCash Network and Technology Co., Ltd. shall maintain 100% of the ownership and control of such database and the use thereof.

          (c) the Company shall produce, publish, operate and manage the magazine entitled "Car and Style", in the manner that it is currently published a minimum of once per two (2) months for distribution to members of the SA Club, in connection with a customer loyalty program of Sinopec pursuant to an agreement between Beijing eChinaCash Network and Technology Co., Ltd. and Sinopec, and shall be entitled to receive all advertising revenues generated from, and shall be responsible for all obligations (including without limitation publishing costs) relating to, the production, distribution, operation and management of such magazine; and

          (d) the Company and eChinacash (and/or Beijing eChinaCash Network and Technology Co., Ltd.) shall enter into reasonable agreements to evidence the foregoing to the extent deemed necessary or appropriate by eChinaCash, Linktone and the Company.

     8.3. CHANGE OF CONTROL. Each Stockholder hereby agrees to vote or cause to be voted, all voting securities of the Company over which such Stockholder has the power to vote or direct the voting, in favor of a transaction for the merger or sale of the Company or all or substantially all of its assets which has been approved by a majority of the members of the Board of Directors, provided, that all Stockholders receive the same form and rate of consideration after giving effect to any applicable liquidation or other preferences in the Certificate of Incorporation.

     8.4. TERMINATION OF VOTING PROVISIONS. The provisions set forth in ARTICLE 7 shall terminate on and be of no further force or effect immediately prior to the effectiveness of the registration statement for a Qualified IPO.

                                    ARTICLE 9

                     LIQUIDATION, DISSOLUTION AND WINDING-UP

     9.1. DISTRIBUTION. Upon the occurrence of any Liquidation Event (as defined below), the Stockholders shall cause the assets of the Company available for distribution among stockholders of the Company to be distributed pro rata among the stockholders of the Company.

     9.2. LIQUIDATION EVENT. For purposes of the above Section 9.1, any of the following events, in one or a series of transactions, as applicable, shall be a "LIQUIDATION EVENT": (i) any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, (ii) a sale, conveyance or disposition of all or substantially all of the assets of the Company, (iii) a consolidation or merger of the Company with or into any other company or companies in which the existing Stockholders of the Company immediately prior to such transactions do not retain a majority of the voting power in the surviving company, or (iv) a sale of a majority of the outstanding voting securities of the Company to a Person other than the Stockholders.

     9.3. REPURCHASE OF COMMON STOCK. Notwithstanding any other provision of this Section 9, the Company may at any time, out of funds legally available therefor, repurchase Common Stock of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the preferred shares (if any) shall have been declared.

     9.4. DISTRIBUTION OF ASSETS OR SECURITIES. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the Stockholders shall be determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board of Directors). Any securities not subject to restrictions on free marketability shall be valued as follows:

          (a) If traded on a national securities exchange, the value shall be deemed to be the average of the security's closing prices on such exchange over the thirty (30) day ending one (1) day prior to the distribution;

          (b) If actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

          (c) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board).

     9.5. VALUATION OF SECURITIES. The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined in Section 9.4 to reflect the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board of Directors).

                                   ARTICLE 10

                            AMENDMENT AND TERMINATION

     10.1. AMENDMENT AND WAIVER. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, that, holders of more than 75% of the outstanding Shares may waive or amend, on behalf of all Stockholders and other holders of Shares, any provisions hereof benefiting the Stockholders so long as the effect thereof will be that all such Stockholders and other holders of Shares will be treated equally.

     10.2. TERMINATION OF CERTAIN PROVISIONS. The provisions of ARTICLE 4,
ARTICLE 5, ARTICLE 6, ARTICLE 7, ARTICLE 7 and ARTICLE 8 will terminate upon the consummation of a Qualified Public Offering. The provisions of ARTICLE 2 (except with respect to the indemnification provisions of Section 2.10, which shall survive) will terminate upon the earlier of (i) the date on which all Registrable Securities have been sold pursuant to one or more Public Sales, and (ii) the date on which all Registrable Securities may be sold without volume or other restrictions or limitations pursuant to Rule 144 or under the Securities Act.

     10.3. TERMINATION OF AGREEMENT. This Agreement will terminate in respect of all Stockholders with the written consent of the Company and each Stockholder, or upon the dissolution, liquidation or winding-up of the Company (except with respect to the indemnification provisions of Section 2.10, which shall survive).

     10.4. TERMINATION AS TO A PARTY. Any Person who ceases to hold any Securities shall cease to be a Stockholder and shall have no further rights or obligations under this Agreement (except with respect to the indemnification provisions of Section 2.10, which shall survive).

                                   ARTICLE 11

                                  MISCELLANEOUS

     11.1. GOVERNING LAW. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the conflicts of laws principles that would apply the laws of any other jurisdiction.

     11.2. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.3. ARBITRATION. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration (the "AWARD") in California by one arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

     11.4. THIRD PARTIES; SUCCESSORS AND ASSIGNS. Except as expressly provided herein, this Agreement shall be binding upon and inure solely to the benefit of each party and their respective successors assigns, heirs, executors and administrators, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

     11.5. ENTIRE AGREEMENT. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. For purposes of this
Section 11.5, the addition of additional holders of capital stock of the Company as parties to this Agreement after the date hereof pursuant to a Joinder Agreement shall not constitute an amendment of this Agreement and shall not require the consent of any Stockholder.

     11.6. RIGHTS OF HOLDERS. Each Stockholder shall have the absolute right to exercise or refrain from exercising any right or rights that such holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

     11.7. NOTICES, ETC. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder to the parties shall be delivered to the addresses set forth below:

          if to the Company or Parent, to:

               To the Company or Parent:

               eChinaCash, Inc.
               3110 Main Street
               Suite 210
               Santa Monica, CA 90401
               Attn: Andrew Beck
               Phone: (310) 458-6370
               Email: andyb@echinacacsh.com

               with a copy to:

               Gibson, Dunn & Crutcher LLP
               333 South Grand Avenue
               Los Angeles, CA 90071
               Attn: Bruce D. Meyer
               Telecopier No.: (213) 229-6979
               Email: bmeyer@gibsondunn.com
          if to Linktone, to:

               To Linktone:

               Colin Sung
               Chief Financial Officer
               Linktone Ltd.
               5/F Eastern Tower
               #689 Beijing Dong Road
               Shanghai 200001, PRC
               Fax: 86 (21) 63611559
               Email: colin.sung@linktone.com

               with a copy to:

               Morrison & Foerster LLP
               Suite 3501, Bund Center
               No. 222, Yan An Road East
               Shanghai 200002, PRC
               Attn: Charles Comey
               Fax: 86 (21) 6335 2290
               Email: ccomey@mofo.com

          if to any other Person, at the address, facsimile number of email address set forth on the signature pages or exhibits hereto, or at such other address, facsimile number or email address as such party shall have furnished in writing.

     11.8. DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

     11.9. COUNTERPARTS, FACSIMILE. This Agreement may be executed in any number of counterparts and by facsimile, each of which may be executed by fewer than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     11.10. SEVERABILITY OF THIS AGREEMENT. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision and the parties agree to replace such provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such provisions; provided, that, no such severability will be effective against a party if it materially and adversely changes the economic benefits of this Agreement to such party.

     11.11. HEADINGS, ETC. The headings of the Sections of this Agreement, and the headings on the signature pages of this Agreement categorizing the signatories hereto, have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms and provisions hereof.

                            [signature pages follow]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

                                        THE COMPANY:

                                        ECHINAMOBILE LIMITED,
                                        a limited liability company incorporated under the laws of the British Virgin Islands


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        THE STOCKHOLDERS:

                                        ECHINACASH, INC.,
                                        a Delaware corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        LINKTONE LTD.,
                                        an exempted company with limited
                                        liability incorporated under the laws of the Cayman Islands


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                    [Signature Page to Stockholder Agreement]

                          EXHIBIT A - JOINDER AGREEMENT

                            Form of Joinder Agreement

     The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Stockholders Agreement dated as of April __, 2007, by and among eChinaMobile Limited (the "Company") and the parties named therein and for all purposes of the Agreement, the undersigned shall be included within the term "Stockholder" (as defined in the Agreement). The address and facsimile number to which notices may be sent to the undersigned is as follows:

     [ADDRESS]

Facsimile No.____________________.


                                        ----------------------------------------
                                        [NAME OF UNDERSIGNED]

                                    EXHIBIT B
                                   LIGHT BOXES